Filed pursuant to Rule 424(b)(3)
File No. 333-236203

APOLLO DIVERSIFIED REAL ESTATE FUND

Class A Shares (GIREX), Class C Shares (GCREX), Class I Shares (GRIFX),

Class L Shares (GLREX), and Class M Shares (GMREX) of Beneficial Interest

Supplement dated February 3, 2026 to the Prospectuses and Statements of Additional Information for

Class A, Class C, Class I, Class L and Class M Shares, each dated February 1, 2026

This supplement (the “Supplement”) revises the Prospectuses (each, a “Prospectus”) and Statements of Additional Information (each, an “SAI”) for Class A, Class C, Class I, Class L and Class M shares dated February 1, 2026, of Apollo Diversified Real Estate Fund (the “Fund”). Unless otherwise indicated, all other information included in each Prospectus and SAI that is not inconsistent with the information set forth in this Supplement remains unchanged. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meaning as in each Prospectus and SAI, as applicable. Please review this important information carefully.

Effective as of the close of business on February 3, 2026 (the “Effective Date”), CenterSquare Investment Management LLC (“CenterSquare”) will no longer serve as a sub-adviser to the Fund. As of the close of business on the Effective Date, Apollo Real Estate Fund Adviser, LLC, the Fund’s investment adviser, will assume direct management of the portion of the Fund’s assets previously managed by CenterSquare.

Accordingly, as of the close of business on the Effective Date, all references in each Prospectus and SAI to CenterSquare are hereby deleted in their entirety.

This Supplement and each Prospectus and SAI for Class A, Class C, Class I, Class L and Class M Shares dated February 1, 2026, of the Fund provide relevant information for all shareholders. Each Prospectus and SAI of the Fund have been filed with the U.S. Securities and Exchange Commission and are incorporated by reference. These can be obtained without charge by calling the Fund at 1-888-926-2688 or by visiting www.apollo.com/adref.

Investors Should Retain This Supplement for Future Reference